Exhibit 99.4

HEALTHWAYS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On December 1, 2006, Healthways, Inc. (“Healthways” or the “Company”) completed the acquisition of Axia Health Management, Inc. (“Axia”) in accordance with the terms of a Stock Purchase Agreement dated October 11, 2006 for an aggregate purchase price of approximately $457.9 million in cash (the “Acquisition”). The Company funded the Acquisition through the use of approximately $107.9 million in cash and $350.0 million in borrowings under a $600.0 million credit facility. A portion of the purchase price was used to repay Axia’s outstanding indebtedness.

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Healthways and Axia after giving effect to the Acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma combined financial information.

The unaudited pro forma condensed combined balance sheet reflects the pro forma balance sheet of Healthways as if the Acquisition had occurred as of November 30, 2006. The unaudited pro forma condensed combined statements of operations of Healthways for the year ended August 31, 2006 and three months ended November 30, 2006 are presented to show the effects of the Acquisition as if it had occurred on September 1, 2005.

The purchase price allocation presented herein is preliminary; accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein.

The unaudited pro forma financial information does not purport to represent what Healthways' results of operations would have been had the transaction in fact occurred on the dates indicated above, nor to project Healthways' financial position or results of operations for any future date or period. In the opinion of Healthways' management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the consolidated financial statements of Healthways and the related notes included in Healthways' 2006 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended November 30, 2006.

HEALTHWAYS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of November 30, 2006

(In thousands)

ASSETS

	Historical		Pro Forma		Pro Forma
	Healthways	Axia	Adjustments		Combined

Current assets:
Cash and cash equivalents	$161,902	$3,092	$(111,002)	(a)	$53,992
Accounts receivable, net	60,419	24,879	—		85,298
Prepaid expenses and other current assets	10,799	1,975	—		12,774
Deferred tax asset	4,292	1,749	311	(j)	6,352
Total current assets	237,412	31,695	(110,691)		158,416

Property and equipment, net	44,574	6,147	(857)	(b)	49,864

Long-term deferred tax asset	4,452	—	—		4,452

Other assets	3,019	6,485	984	(d)	10,488

Intangible assets, net	11,222	49,611	50,099	(e)	110,932

Goodwill, net	96,252	103,398	263,604	(c)	463,254

Total assets	$396,931	$197,336	$203,139		$797,406

See accompanying notes to the unaudited pro forma condensed combined financial statements.

HEALTHWAYS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of November 30, 2006

(In thousands)

LIABILITIES AND STOCKHOLDERS’ EQUITY

	Historical		Pro Forma		Pro Forma
	Healthways	Axia	Adjustments		Combined

Current liabilities:
Accounts payable	$12,209	$8,011	$—		$20,220
Accrued salaries and benefits	14,916	5,259	—		20,175
Accrued liabilities	7,234	699	435	(f)(g)	8,368
Contract billings in excess of earned revenue	44,377	1,985	—		46,362
Deferred revenue	—	4,914	—		4,914
Income taxes payable	10,495	917	—		11,412
Current portion of long-term debt	185	5,000	(3,500)	(g)	1,685
Current portion of long-term liabilities	2,471	—	—		2,471
Total current liabilities	91,887	26,785	(3,065)		115,607

Long-term debt	188	55,970	292,530	(g)	348,688

Long-term deferred tax liability	—	8,770	19,454	(j)	28,224

Other long-term liabilities	11,267	31	—		11,298

Stockholders’ equity	293,589	105,780	(105,780)	(h)	293,589

Total liabilities and stockholders’ equity	$396,931	$197,336	$203,139		$797,406

See accompanying notes to the unaudited pro forma condensed combined financial statements.

HEALTHWAYS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Year Ended August 31, 2006

(In thousands, except earnings per share data)

	Historical		Pro Forma		Pro Forma
	Healthways	Axia	Adjustments		Combined

Revenues	$412,308	$119,946			$532,254
Cost of services (exclusive of depreciation and
amortization shown below)	281,161	80,965			362,126
Selling, general and administrative expenses	44,417	14,248			58,665
Depreciation and amortization	24,517	8,713	2,803	(b)(e)	36,033
Operating income	62,213	16,020	(2,803)		75,430
Interest expense	1,053	5,996	19,225	(d)(g)	26,274
Non-operating expenses	—	352	(29)	(i)	323

Income (loss) before income taxes	61,160	9,672	(21,999)		48,833
Income tax expense (benefit)	24,009	4,095	(8,897)	(k)	19,207

Net income (loss)	$37,151	$5,577	$(13,102)		$29,626

Earnings per share:
Basic	$1.08				$0.86
Diluted	$1.02				$0.81

Weighted average common shares and equivalents
Basic	34,348				34,348
Diluted	36,379				36,379

See accompanying notes to the unaudited pro forma condensed combined financial statements.

HEALTHWAYS, INC.

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

For the Three Months Ended November 30, 2006

(In thousands, except earnings per share data)

	Historical		Pro Forma		Pro Forma
	Healthways	Axia	Adjustments		Combined

Revenues	$117,055	$38,917			$155,972
Cost of services (exclusive of depreciation
and amortization shown below)	77,549	28,902			106,451
Selling, general and administrative expenses	12,584	4,333			16,917
Depreciation and amortization	6,818	2,712	166	(b)(e)	9,696
Operating income	20,104	2,970	(166)		22,908
Interest expense	295	1,699	4,534	(d)(g)	6,528
Non-operating expenses	—	873	(681)	(i)	192

Income (loss) before income taxes	19,809	398	(4,019)		16,188
Income tax expense (benefit)	7,975	(381)	(1,089)	(k)	6,505

Net income (loss)	$11,834	$779	$(2,930)		$9,683

Earnings per share:
Basic	$0.34				$0.28
Diluted	$0.32				$0.26

Weighted average common shares
and equivalents
Basic	34,627				34,627
Diluted	36,608				36,608

See accompanying notes to the unaudited pro forma condensed combined financial statements.

HEALTHWAYS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

(1)	Basis of Presentation

The following unaudited pro forma condensed combined financial statements are based on the historical financial statements of Healthways and Axia after giving effect to the Acquisition under the purchase method of accounting and the assumptions and adjustments in the accompanying notes to the pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet reflects the pro forma balance sheet of Healthways as if the Acquisition had occurred as of November 30, 2006. The unaudited pro forma condensed combined statements of operations of Healthways for the year ended August 31, 2006 and three months ended November 30, 2006 are presented to show the effects of the Acquisition as if it had occurred on September 1, 2005.

The unaudited pro forma financial information does not purport to represent what Healthways' results of operations would have been had the transactions in fact occurred on the dates indicated above, nor to project Healthways' financial position or results of operations for any future date or period. In the opinion of Healthways' management, all adjustments necessary for a fair presentation have been made. This unaudited pro forma financial information should be read in conjunction with the accompanying notes and the consolidated financial statements of Healthways and the related notes included in Healthways' 2006 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarter ended November 30, 2006.

Under business combination accounting, the total preliminary purchase price will be allocated to Axia’s net tangible and identifiable intangible assets based on their estimated fair values. The excess of the purchase price over the net tangible and identifiable intangible assets will be recorded as goodwill. The preliminary allocation of the purchase price used in the unaudited pro forma condensed combined financial statements is based upon a preliminary valuation. The estimated fair values of certain assets and liabilities have been determined with the assistance of independent third-party valuation firms and such firms’ preliminary work. The Company's estimates and assumptions are subject to change upon the finalization of the valuation.

The purchase price allocation presented herein is preliminary; accordingly, the actual purchase accounting adjustments may differ from the pro forma adjustments reflected herein. Except for adjustments to property and equipment, net tangible assets were valued at their respective carrying amounts, as we believe that these amounts approximate their current fair values.

Based upon a preliminary valuation, the total preliminary purchase price was allocated as follows (excluding debt and cash acquired):

(In 000s)
Net tangible assets	$17,362
Identifiable intangible assets	99,710
Goodwill	367,002
Net deferred tax liability	(26,164)
Total preliminary purchase price	$457,910

(2)	Credit Facility

On December 1, 2006, in conjunction with the purchase of Axia, the Company entered into a Third Amended and Restated Revolving Credit and Term Loan Agreement (the “Credit Facility”) with SunTrust Bank, as Administrative Agent, JPMorgan Chase Bank, N.A. and Fifth Third Bank, N.A., as Co-Syndication Agents, U.S. Bank National Association and Regions Bank, as Co-Documentation Agents, and various other lenders. The Credit Facility provides the Company with (1) a $400.0 million revolving credit facility, including a swingline sub facility of $10.0 million and a $75.0 million sub facility for letters of credit, (2) a $200.0 million term loan facility and (3) an uncommitted incremental accordion facility of $200.0 million.

The Credit Facility amended and restated the Company’s $250.0 million senior revolving credit facility (the “Prior Facility”). The lending commitments under the Prior Facility were evidenced by a Second Amended and Restated Revolving Credit Loan Agreement dated as of September 19, 2005 among the Company, SunTrust Bank, as Administrative Agent, Regions Bank and Bank of America, N.A. as Co-Documentation Agents and National City Bank and U.S. Bank, N.A., as Co-Syndication Agents, and various other lenders, which established a $250.0 million revolving credit facility, including a $75.0 million sub facility for letters of credit.

Borrowings under the Credit Facility generally bear interest at variable rates based on a margin or spread in excess of either (1) the one-month, two-month, three-month or six-month rate for Eurodollar deposits (the “Eurodollar Rate”) or (2) the greater of the federal funds rate plus 0.5% or the prime lending rate from time to time announced by the Administrative Agent (“Base Rate”), as selected by the Company. The margin for revolving advances depends on the Company’s leverage ratio (i.e., its ratio of consolidated funded indebtedness to consolidated EBITDA). For revolving advances, the Eurodollar Rate margin varies from 0.875% to 1.750%, and the Base Rate margin varies from 0.000% to 0.250%. For term loans, the Eurodollar Rate margin is 1.750% and the Base Rate margin is 0.250%. The Credit Facility also provides for a fee ranging between 0.150% and 0.300% of unused commitments. The Credit Facility is secured by guarantees from most of the Company’s domestic subsidiaries and by security interests in substantially all of the Company’s and such subsidiaries’ assets.

The Company is required to repay outstanding revolving loans on the revolving commitment termination date, which is December 1, 2011. The Company is required to repay term loans in quarterly principal installments aggregating $500,000 each, commencing on March 31, 2007, and the entire unpaid principal balance of the term loans is due and payable at maturity on December 1, 2013. The Credit Facility provides for the making of certain mandatory prepayments in connection with asset sales, equity issuances and excess cash flow, subject to limitations and exceptions set forth therein.

The Credit Facility contains various affirmative, negative and financial covenants, which require, among other things, that the Company comply with requirements regarding (i) a maximum ratio or level of consolidated funded debt to consolidated EBITDA, (ii) a minimum ratio or level of fixed charge coverage, and (iii) a minimum net worth. It also restricts the payment of dividends and limits the amount of repurchases of the Company’s common stock.

(3)	Pro Forma Adjustments

Certain reclassifications have been made to conform Axia’s historical amounts to Healthways' presentation. The pro forma adjustments included in the unaudited pro forma condensed combined financial statements are as follows (in thousands):

a.	Adjustment to cash to record the estimated preliminary purchase price and issuance of debt.

Cash proceeds from issuance of debt	$350,000
Payment of estimated preliminary purchase price	(457,910)
Payment for cash acquired	(3,092)
Total decrease in cash	$(111,002)

b. Adjustments to reflect the difference between the historical amount and the preliminary estimate of the fair value of Axia’s property and equipment (based on an independent third party preliminary valuation) and the resulting adjustment to depreciation expense.

Historical amount, net	$6,147
Preliminary fair value	5,290
Decrease to property and equipment	$(857)

Net increase in annual depreciation expense	$303
Net decrease in quarterly depreciation expense	(50)

c. Adjustment to reflect the preliminary estimate of the fair value of goodwill. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired.

Historical amount, net	$103,398
Preliminary fair value	367,002
Increase to goodwill	$263,604

d. Adjustment to record deferred loan costs associated with entering into the Credit Facility, to eliminate Axia’s deferred loan costs, and to reflect the resulting adjustments to interest expense.

Decrease to eliminate Axia’s historical deferred loan costs, net	$(3,086)
Increase to deferred loan costs resulting from the Credit Facility	4,070
Increase to other assets	$984

Net decrease in annual interest expense due to the above adjustments	$(708)
Net decrease in quarterly interest expense due to the above adjustments	(129)

e. Adjustment to reflect the preliminary estimate of the fair value of intangible assets and the resulting increases in amortization expense. Intangible assets subject to amortization consist of customer contracts, acquired technologies, other intangible assets, and tradenames, except one tradename estimated at $26.5 million which is not subject to amortization. We expect to amortize the identifiable intangible assets subject to amortization on a straight-line basis over four to ten years. The preliminary estimated fair value of identifiable intangible assets was determined based on an independent third-party preliminary valuation.

			Increase
	Historical		(Decrease) to
	Amount,	Preliminary	Intangible
	Net	Fair Value	Assets
Customer contracts	$23,939	$47,068	$23,129
Acquired technologies	12,619	12,222	(397)
Tradenames subject to amortization	1,693	4,379	2,686
Tradenames not subject to amortization	7,750	26,492	18,742
Other	3,610	9,549	5,939
Total	$49,611	$99,710	$50,099

Net increase to annual amortization expense	$2,500
Net increase to quarterly amortization expense	216

f. Adjustments to accrued liabilities to reflect restructuring liabilities, which include the estimated severance and relocation costs related to certain Axia employees.

Increase to accrued liabilities to reflect restructuring liabilities	$782

g. Adjustments to reflect borrowings under the Credit Facility and related interest expense, to reflect repayment of Axia’s debt and interest payable, and to eliminate Axia’s interest expense.

Increase to current portion of long-term debt for debt issuance under the Credit Facility	$1,500
Decrease to current portion of long-term debt to eliminate Axia’s debt	(5,000)
Total decrease to current portion of long-term debt	$(3,500)

Increase to long-term debt for debt issuance under the Credit Facility	$348,500
Decrease to long-term debt to eliminate Axia’s debt	(55,970)
Total increase to long-term debt	$292,530

Decrease to accrued liabilities to eliminate Axia’s interest payable	$(347)

Net increase in annual interest expense due to the above adjustments	$19,933
Net increase in quarterly interest expense due to the above adjustments	4,663

h. Adjustment to eliminate Axia’s historical stockholders’ equity.

Decrease to stockholders’ equity to eliminate Axia’s historical amount	$(105,780)

i. Adjustment to eliminate transaction costs incurred by Axia as a direct result of the Acquisition.

Decrease to non-operating expenses to eliminate Axia’s transaction costs directly related to the Acquisition for the year ended 8/31/06	$(29)
Decrease to non-operating expenses to eliminate Axia’s transaction costs directly related to the Acquisition for the quarter ended 11/30/06	(681)

j. Adjustments to deferred income taxes. Net deferred income taxes include tax effects of fair value adjustments related to identifiable intangible assets, property and equipment, restructuring liabilities and other pro forma adjustments resulting from the Acquisition. Upon the finalization of the purchase price allocation and quantification of Axia’s tax basis in assets and liabilities, additional adjustments to deferred income taxes may be required.

Increase to current deferred tax asset	$311

Increase to long-term deferred tax liability	19,454

k. Adjustments to increase Axia’s historical effective tax rate and to record the income tax benefit of pro forma adjustments.

Decrease to annual income tax expense	$(8,897)

Decrease to quarterly income tax expense	(1,089)